Exhibit 99.1

XPO Logistics Announces First Quarter 2014 Results

Reports 51% organic growth company-wide

Raises estimate for cost synergies from Pacer integration to $15 million

Opens freight brokerage cold-start in Kansas City

Reaffirms full year 2014 guidance

GREENWICH, Conn. — May 1, 2014 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter of 2014. Total gross revenue increased 147.7% year-over-year to $282.4 million. Net revenue increased 259.1% to $58.4 million.1

The company reported a net loss of $28.1 million for the quarter, compared with a net loss of $14.5 million for the same period in 2013. The net loss available to common shareholders was $28.9 million, or a loss of $0.70 per diluted share, compared with a net loss of $15.3 million, or a loss of $0.85 per diluted share, for the same period in 2013. The company’s first quarter 2014 results reflect: $10.8 million, or $7.5 million after-tax, of transaction and integration costs related to the acquisition of Pacer International, Inc.; $4.5 million, or $3.7 million after-tax, for a commitment fee related to an undrawn debt funding option for the Pacer transaction; and $2.3 million, before-tax and after-tax, related to conversions of the company’s convertible senior notes.

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $10.1 million for the quarter, compared with a loss of $9.8 million for the same period in 2013. EBITDA for the first quarter reflects $1.4 million and $1.1 million of non-cash share-based compensation for 2014 and 2013, respectively. Excluding $10.8 million of transaction and integration costs related to the Pacer acquisition, adjusted EBITDA for the first quarter of 2014 was $678,000. Reconciliations of EBITDA and adjusted EBITDA to net income are provided in the attached financial tables.

The company had approximately $157 million of cash, including $13 million of restricted cash, as of March 31, 2014, immediately following its acquisition of Pacer.

Reaffirms Full Year Financial Targets

The company reaffirmed its full year 2014 targets for an annual revenue run rate of at least $2.75 billion and an annual EBITDA run rate of at least $100 million by December 31. The company expects to acquire at least $400 million of historical annual revenue in 2014, excluding the Pacer acquisition.

[1]	Effective 2014, the company began reporting Net Revenue and Net Revenue Margin instead of the equivalent Gross Margin and Gross Margin Percentage to conform the presentation of operating expenses with its acquired intermodal operations. Refer to the attached financial tables for further information.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “In the first quarter, we increased our revenue to $282 million – significantly more than expected – including notable year-over-year organic growth of 51%. Our 11 brokerage cold-starts, including our newest branch in Kansas City, are on a combined revenue run rate of $190 million, nearly triple the rate of 12 months ago. Our employee productivity metrics are on the rise, and our strategic accounts team signed 33 new major accounts in the quarter.

“Our expedited business, which benefited from weather-related supply chain disruptions, increased first quarter profitability fivefold from a year ago. This included the impact of our online portal XPO NLM, which we purchased in December: XPO NLM managed over 130,000 expedited loads in the first quarter, a 47% increase in volume from a year ago. We increased freight forwarding revenue by more than 20% year-over-year, and improved our brokerage margin by 90 basis points, excluding the benefit of last-mile margin. We capped the quarter with our purchase of Pacer International on March 31.

“The integration of Pacer is going extremely well. We’ve already unified our sales force, and we have many large intermodal bids in the pipeline. We moved the former Pacer truck brokerage operation onto our proprietary Freight Optimizer technology, giving them access to our network of over 26,000 carriers. And we’ve made great progress at right-sizing costs in technology, real estate, sales and administrative functions. We acted quickly to reverse the losses in Pacer’s logistics business by closing 10 underperforming locations and consolidating six duplicative offices in the U.S., Asia and Europe. The remaining locations have become part of our XPO Global Logistics freight forwarding network. We now expect to capture about $15 million of cost synergies – three times our original estimate – while expanding services to our customers.”

Jacobs continued, “Excluding the costs associated with the acquisition of Pacer, this was our second straight quarter of positive EBITDA. We’re on track to meet our target run rate of $100 million of EBITDA by year-end 2014, and approximately $425 million of EBITDA in 2017 on revenue of $7.5 billion.”

First Quarter 2014 Results by Business Unit

•	Freight brokerage: The company’s freight brokerage business generated total gross revenue of $231.7 million for the quarter, a 196.2% increase from the same period in 2013. Net revenue margin[1] was 19.1%, compared with 12.9% in 2013, an improvement of 620 basis points. The year-over-year increases in revenue and margin for the quarter were primarily due to the acquisition of high-margin last-mile logistics providers 3PD and Optima Service Solutions in 2013, 75% organic revenue growth, and continued margin improvement. Excluding the benefit of last-mile margin, freight brokerage net revenue margin improved 90 basis points, compared with 2013. The increase in net revenue was offset by higher intangible asset amortization related to acquisitions, and by the company’s strategic investments in sales and procurement personnel over the trailing 12 months. First quarter operating income was a loss of $4.0 million, compared with a loss of $3.8 million a year ago.

•

Expedited transportation: The company’s expedited transportation business generated total gross revenue of $33.8 million for the quarter, a 41.6% increase from the same period in 2013. Net revenue margin was 33.6%, compared with 15.9% in 2013, an improvement of 1,770 basis points. The year-over-year increase in net revenue margin primarily reflects the acquisition of managed transportation expeditor NLM, which generated $6.4 million of gross revenue and net revenue in the first quarter. Excluding NLM, expedited net revenue margin improved, driven largely by higher revenue per mile. First quarter operating income was $3.7 million, compared with $753,000 a year ago, primarily reflecting the positive impact of NLM and significant organic margin improvement.

•	Freight forwarding: The company’s freight forwarding business generated total gross revenue of $19.5 million for the quarter, a 20.2% increase from the same period in 2013. Net revenue margin was 13.9%, compared with 14.7% in 2013. The decrease in net revenue margin was primarily due to an increase in international shipments, which typically generate higher revenue, but at a lower margin, than domestic shipments. First quarter operating income was $552,000, a 48.4% increase year-over-year.

•	Corporate: Corporate SG&A expense for the first quarter of 2014 was $21.7 million, compared with $8.7 million for the first quarter of 2013. Corporate SG&A includes: $6.4 million, or $5.3 million after-tax, of integration charges related to the acquisition of Pacer; $4.6 million, or $4.1 million after-tax, of acquisition-related transaction costs primarily related to Pacer; and $1.2 million, or $1.0 million after-tax, of litigation costs.

Raises Estimate for Cost Synergies from Pacer Integration to $15 Million

The company increased its target for cost synergies related to the integration of Pacer International, Inc., acquired March 31, 2014. The company now expects to realize approximately $15 million of synergies.

Opens Freight Brokerage Cold-start in Kansas City

On March 31, 2014, the company opened a cold-start location in Kansas City, Mo., as part of a planned organic expansion of its freight brokerage footprint. The branch is the company’s eleventh freight brokerage cold-start.

Conference Call

The company will hold a conference call on Friday, May 2, 2014, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-708-4539; international callers dial +1-847-619-6396. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpologistics.com/investors. The conference will be archived until June 1, 2014. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 37094021.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation logistics services in North America: the fourth largest freight brokerage firm, the third largest provider of intermodal services, the largest provider of last-mile logistics for heavy goods, and the largest manager of expedited shipments, with growing positions in managed transportation, global freight forwarding and less-than-truckload brokerage. The company facilitates more than 25,000 deliveries a day throughout the U.S., Mexico and Canada.

XPO Logistics has 123 locations and approximately 3,000 employees. Its three business segments – freight brokerage, expedited transportation and freight forwarding – utilize relationships with ground, rail, sea and air carriers to serve over 14,000 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. The company has more than 1,000 owner-operator trucks under contract to its drayage and expedited subsidiaries, and has access to additional capacity through its relationships with over 26,000 other carriers. For more information: www.xpologistics.com

Explanatory Note Regarding Impact of Pacer Acquisition

The company acquired Pacer International, Inc. on March 31, 2014. Accordingly, the company’s financial statements for the first quarter of 2014 do not include any results of operations for Pacer. However, the balance sheet for Pacer is reflected in the company’s consolidated balance sheets as of March 31.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the quarters ended March 31, 2014 and 2013. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences, and, in the case of adjusted EBITDA, non-recurring costs related to the Pacer acquisition. In addition to its use by management, we believe that EBITDA and adjusted EBITDA are measures widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures of other companies. EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as supplemental measures of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2014 and full year 2017 financial targets and expected cost synergies from the Pacer integration. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of acquisitions, including the expected impact on XPO’s results of operations; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired businesses’ largest customers; XPO’s ability to successfully integrate acquired businesses and realize anticipated synergies and cost savings; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpologistics.com

Media Contacts:

Brunswick Group

Gemma Hart, Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$282,403	$113,999
Operating expenses
Cost of purchased transportation and services	224,006	97,739
Direct operating expense	3,880	—
Sales, general and administrative expense	75,878	27,627

Total operating expenses	303,764	125,366

Operating loss	(21,361)	(11,367)

Other expense (income)	15	(109)
Interest expense	10,058	3,064

Loss before income tax provision	(31,434)	(14,322)
Income tax (benefit) provision	(3,299)	222

Net loss	(28,135)	(14,544)
Cumulative preferred dividends	(742)	(743)

Net loss available to common shareholders	$(28,877)	$(15,287)

Basic loss per share
Net loss	$(0.70)	$(0.85)
Diluted loss per share
Net loss	$(0.70)	$(0.85)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	41,313	18,032
Diluted weighted average common shares outstanding	41,313	18,032

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,886	$21,524
Accounts receivable, net of allowances of $5,066 and $3,539, respectively	342,752	134,227
Prepaid expenses	8,515	3,935
Deferred tax asset, current	6,182	3,041
Other current assets	10,869	7,304

Total current assets	512,204	170,031

Property and equipment, net of $15,658 and $11,803 in accumulated depreciation, respectively	98,819	56,571
Goodwill	539,168	363,448
Identifiable intangible assets, net of $22,722 and $15,411 in accumulated amortization, respectively	250,203	185,179
Deferred tax asset, long-term	511	72
Restricted cash	13,332	2,141
Other long-term assets	9,518	2,799

Total long-term assets	911,551	610,210

Total assets	$1,423,755	$780,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227,738	$71,391
Accrued salaries and wages	19,257	11,741
Accrued expenses, other	45,947	9,489
Current maturities of long-term debt	1,777	2,028
Other current liabilities	6,486	4,684

Total current liabilities	301,205	99,333

Convertible senior notes	99,844	106,268
Revolving credit facility and other long-term debt, net of current maturities	470	75,373
Deferred tax liability, long-term	24,793	15,200
Other long-term liabilities	32,663	28,224

Total long-term liabilities	157,770	225,065

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 73,335 and 74,175 shares issued and outstanding, respectively	42,258	42,737
Common stock, $.001 par value; 150,000,000 shares authorized; 52,570,800 and 30,583,073 shares issued, respectively; and 52,525,800 and 30,538,073 shares outstanding, respectively	53	30
Additional paid-in capital	1,063,242	524,972
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(140,666)	(111,789)

Total stockholders’ equity	964,780	455,843

Total liabilities and stockholders’ equity	$1,423,755	$780,241

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Operating activities
Net loss	$(28,135)	$(14,544)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	2,196	231
Depreciation and amortization	11,273	1,554
Stock compensation expense	2,206	1,097
Accretion of debt	1,430	1,438
Other	2,062	(211)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(56,414)	(9,771)
Deferred tax expense	(4,529)	135
Income tax payable	2,298	(814)
Prepaid expense and other current assets	114	(62)
Other long-term assets	(96)	(2)
Accounts payable	48,676	(3,417)
Accrued expenses and other liabilities	10,177	(3,659)

Cash flows used by operating activities	(8,742)	(28,025)

Investing activities
Acquisition of businesses, net of cash acquired	(190,962)	(16,560)
Payment for purchases of property and equipment	(3,935)	(1,081)
Other	246	125

Cash flows used by investing activities	(194,651)	(17,516)

Financing activities
Repayment of borrowings on revolving debt facility	(75,000)	—
Proceeds from stock offering, net	413,183	—
Payment for cash held as collateral in lending arrangement	(11,269)	—
Dividends paid to preferred stockholders	(742)	(743)
Other	(417)	173

Cash flows provided (used) by financing activities	325,755	(570)

Net increase (decrease) in cash	122,362	(46,111)
Cash and cash equivalents, beginning of period	21,524	252,293

Cash and cash equivalents, end of period	$143,886	$206,182

Supplemental disclosure of cash flow information:

Cash paid for interest	$4,287	$3,328
Cash (received) paid for income taxes	$(1,507)	$732
Equity portion of acquisition purchase price	$108,815	$2,573

Freight Brokerage

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013	$ Variance	Change %
Revenue	$231,689	$78,230	$153,459	196.2%
Cost of purchased transportation and services	187,372	68,164	119,208	174.9%

Net revenue	44,317	10,066	34,251	340.3%

Direct operating expense	3,880	—	3,880	100.0%
SG&A expense
Salaries & benefits	25,526	10,163	15,363	151.2%
Other SG&A expense	7,841	1,895	5,946	313.8%
Purchased services	2,072	814	1,258	154.5%
Depreciation & amortization	8,993	1,014	7,979	786.9%

Total SG&A expense	44,432	13,886	30,546	220.0%

Operating loss	$(3,995)	$(3,820)	$(175)	4.6%

Freight Brokerage

Key Data

(In thousands, except personnel data)

	3 Mos Ended March 31, 2014	3 Mos Ended March 31, 2013
Revenue
Truckload, LTL, and Intermodal	$144,585	$78,230
Last Mile	87,104	—

Total Revenue	$231,689	$78,230

Net Revenue
Truckload, LTL, and Intermodal	$19,921	$10,066
Last Mile	24,396	—

Total Net Revenue	$44,317	$10,066

Net Revenue %
Truckload, LTL, and Intermodal	13.8%	12.9%
Last Mile	28.0%	—

Overall Net Revenue %	19.1%	12.9%

Freight Brokerage personnel (end of period)	2,331	668

Note: Employee totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013	$ Variance	Change %
Revenue	$33,810	$23,875	$9,935	41.6%
Cost of purchased transportation and services	22,442	20,067	2,375	11.8%

Net revenue	11,368	3,808	7,560	198.5%

SG&A expense
Salaries & benefits	4,154	1,945	2,209	113.6%
Other SG&A expense	1,456	604	852	141.1%
Purchased services	434	289	145	50.2%
Depreciation & amortization	1,578	217	1,361	627.2%

Total SG&A expense	7,622	3,055	4,567	149.5%

Operating income	$3,746	$753	$2,993	397.5%

Note: Total depreciation and amortization for the Expedited Transportation reportable segment included in both direct expense and SG&A, was $1,612,000 and $268,000 for the three-months ended March 31, 2014 and 2013, respectively.

Freight Forwarding

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013	$ Variance	Change %
Revenue	$19,506	$16,233	$3,273	20.2%
Cost of purchased transportation and services	16,793	13,847	2,946	21.3%

Net revenue	2,713	2,386	327	13.7%

SG&A expense
Salaries & benefits	1,635	1,433	202	14.1%
Other SG&A expense	349	403	(54)	-13.4%
Purchased services	77	90	(13)	-14.4%
Depreciation & amortization	100	88	12	13.6%

Total SG&A expense	2,161	2,014	147	7.3%

Operating income	$552	$372	$180	48.4%

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013	$ Variance	Change %
SG&A expense
Salaries & benefits	$9,844	$4,507	$5,337	118.4%
Other SG&A expense	3,620	1,359	2,261	166.4%
Purchased services	7,632	2,622	5,010	191.1%
Depreciation & amortization	568	184	384	208.7%

Total SG&A expense	$21,664	$8,672	$12,992	149.8%

Note: Intercompany eliminations included revenue of $2.6 million and $4.3 million for the three-months ended March 31, 2014 and 2013, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In thousands)

	Three Months Ended March 31,
	2014	2013	Change %

Net loss available to common shareholders	$(28,877)	$(15,287)	88.9%
Preferred dividends	(742)	(743)	-0.1%

Net loss	(28,135)	(14,544)	93.4%

Interest expense	10,058	3,064	228.3%
Income tax benefit	(3,299)	222	-1586.0%
Depreciation and amortization	11,273	1,502	650.5%

EBITDA	$(10,103)	$(9,756)	3.6%

Pacer transaction and restructuring costs	(10,781)	—	100.0%

Adjusted EBITDA	$678	$(9,756)	-106.9%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended
	March 31, 2014	March 31, 2013
Basic common stock outstanding	41,312,894	18,031,926

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,503,286	10,610,714
Shares underlying the conversion of the convertible senior notes	7,741,643	8,749,239
Shares underlying warrants to purchase common stock	8,004,967	6,342,298
Shares underlying stock options to purchase common stock	529,385	550,611
Shares underlying restricted stock units	565,825	414,088

	27,345,106	26,666,950

Diluted weighted shares outstanding	68,658,000	44,698,876

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $28.85 per share and $17.15 per share for the three months ended March 31, 2014 and 2013, respectively.

For informational purposes, the following table represents fully diluted shares as of March 31, 2014, calculated on a non-weighted basis without giving effect to the portion of any period in which the diluted shares were outstanding. The dilutive effect of the warrants, options and RSUs in the table was calculated using the closing market price of common stock on March 31, 2014. A non-weighted basis for calculating fully diluted shares is a non-GAAP financial measure as defined under SEC rules.

XPO Logistics, Inc.

Diluted Shares as of March 31, 2014
Common stock outstanding	52,525,800
Preferred stock	10,476,430
Convertible senior notes	7,341,643
Warrants	8,053,888
Outstanding stock options	648,459
Restricted stock units	1,577,972

Total	80,624,192

XPO Logistics, Inc.

Prior Period Results Conformed to 2014 Presentation

Consolidated Statements of Operations

(In thousands)

AS REPORTED	For the		For the				For the
	Year Ended		Three Months Ended				Year Ended
	December 31, 2011	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$177,076	$278,591	$113,999	$137,091	$193,982	$257,231	$702,303
Direct expense
Transportation services	133,007	224,035	94,880	114,924	156,446	201,555	567,805
Station commissions	11,098	9,321	1,708	1,992	1,706	1,762	7,168
Other direct expense	3,193	4,409	1,151	835	995	842	3,823

Total direct expense	147,298	237,765	97,739	117,751	159,147	204,159	578,796

Gross margin	29,778	40,826	16,260	19,340	34,835	53,072	123,507

SG&A expense
Salaries & benefits	16,338	39,278	18,048	20,491	27,065	35,029	100,633
Other SG&A expense	3,937	11,616	4,262	5,198	9,521	10,377	29,358
Purchased services	6,733	15,388	3,815	5,914	8,311	7,174	25,214
Depreciation and amortization	1,046	2,508	1,502	1,752	8,357	9,016	20,627

Total SG&A expense	28,054	68,790	27,627	33,355	53,254	61,596	175,832

Operating income (loss)	$1,724	$(27,964)	$(11,367)	$(14,015)	$(18,419)	$(8,524)	$(52,325)

AS CONFORMED	For the		For the				For the
	Year Ended		Three Months Ended				Year Ended
	December 31, 2011	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$177,076	$278,591	$113,999	$137,091	$193,982	$257,231	$702,303
Cost of purchased transportation and services	147,298	237,765	97,739	117,751	159,147	204,159	578,796

Net revenue	29,778	40,826	16,260	19,340	34,835	53,072	123,507

Direct operating expense	0	0	0	0	2,077	4,278	6,355
SG&A expense
Salaries & benefits	16,338	39,278	18,048	20,491	26,948	34,799	100,286
Other SG&A expense	3,937	11,616	4,262	5,198	8,067	7,762	25,289
Purchased services	6,733	15,388	3,815	5,914	7,805	5,741	23,275
Depreciation and amortization	1,046	2,508	1,502	1,752	8,357	9,016	20,627

Total SG&A expense	28,054	68,790	27,627	33,355	51,177	57,318	169,477

Operating income (loss)	$1,724	$(27,964)	$(11,367)	$(14,015)	$(18,419)	$(8,524)	$(52,325)

XPO Logistics, Inc.

Prior Period Results Conformed to 2014 Presentation

Freight Brokerage

Statement of Operations Data

(in thousands)

AS REPORTED	For the		For the				For the
	Year Ended		Three Months Ended				Year Ended
	December 31, 2011	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$29,186	$125,121	$78,230	$95,360	$152,616	$215,183	$541,389
Direct expense
Transportation services	24,434	108,507	67,957	82,705	124,804	169,253	444,719
Other direct expense	55	489	207	88	162	118	575

Total direct expense	24,489	108,996	68,164	82,793	124,966	169,371	445,294

Gross margin	4,697	16,125	10,066	12,567	27,650	45,812	96,095

SG&A expense
Salaries & benefits	2,484	15,171	10,163	12,367	17,559	24,784	64,873
Other SG&A expense	716	3,590	1,895	3,031	6,626	8,637	20,189
Purchased services	148	1,695	814	979	2,269	3,501	7,563
Depreciation and amortization	44	1,223	1,014	1,180	4,611	8,087	14,892

Total SG&A expense	3,392	21,679	13,886	17,557	31,065	45,009	107,517

Operating income (loss)	$1,305	$(5,554)	$(3,820)	$(4,990)	$(3,415)	$803	$(11,422)

AS CONFORMED	For the		For the				For the
	Year Ended		Three Months Ended				Year Ended
	December 31, 2011	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$29,186	$125,121	$78,230	$95,360	$152,616	$215,183	$541,389
Cost of purchased transportation and services	24,489	108,996	68,164	82,793	124,966	169,371	445,294

Net revenue	4,697	16,125	10,066	12,567	27,650	45,812	96,095

Direct operating expense	0	0	0	0	2,077	4,278	6,355
SG&A expense
Salaries & benefits	2,484	15,171	10,163	12,367	17,442	24,554	64,526
Other SG&A expense	716	3,590	1,895	3,031	5,172	6,022	16,120
Purchased services	148	1,695	814	979	1,763	2,068	5,624
Depreciation and amortization	44	1,223	1,014	1,180	4,611	8,087	14,892

Total SG&A expense	3,392	21,679	13,886	17,557	28,988	40,731	101,162

Operating income (loss)	$1,305	$(5,554)	$(3,820)	$(4,990)	$(3,415)	$803	$(11,422)